Exhibit 99.1

NEWS RELEASE For immediate release Laura Clark 904-598-7831 LauraClark@RegencyCenters.com

Regency Centers Announces Final Settlement of its Common Stock Forward Sale Agreement

JACKSONVILLE, Fla. (December 14, 2017) – Regency Centers Corporation (“Regency” or the “Company”) today announced the final settlement of its forward sale agreement, originally dated March 17, 2016 and amended on June 14, 2017, in connection with its common stock offering that closed on March 23, 2016. Upon settlement of 1,250,000 shares of the Company’s common stock, Regency received approximately $89.1 million of net proceeds (the “Proceeds”) after adjustments for interest, dividends and the underwriters’ discount but before deducting offering expenses.

The Company will use the Proceeds to fund acquisition opportunities and for general corporate purposes.

About Regency Centers Corporation (NYSE: REG)

Regency Centers is the preeminent national owner, operator, and developer of shopping centers located in affluent and densely populated trade areas. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit regencycenters.com

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.